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Amended January

2012

Code of Ethics

of

ING Investment Management LLC

ING Investments, LLC

ING Investment Management Co. LLC

Directed Services LLC

ING Investment Management (UK) Limited

ING Alternative Asset Management LLC

Pomona Management, LLC

ING Investments Distributor, LLC

ING Investment Management Services LLC

ING Investment Trust Co.

and

The ING Funds

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A.	Adoption of Code of Ethics

This Code of Ethics (the “Code”) has been adopted by each of the registered investment companies advised by ING Investments LLC (or an affiliate) and operating under the ING Funds umbrella (the “ING Funds”) and by each of the following ING entities (collectively, referred to as “ING Entities”):

ING Investment Management LLC

ING Investments, LLC

ING Investment Management Co. LLC

Directed Services LLC

ING Alternative Asset Management LLC

Pomona Management, LLC

ING Investments Distributor, LLC

ING Investment Management Services LLC

ING Investment Trust Co.

ING Investment Management (UK) Limited

The provisions of the Code are applicable to all directors, trustees, officers and persons employed or appointed by one or more of the ING Entities as well as their immediate family members (collectively, referred to as “Employees”) unless otherwise noted.

In addition, the Code is applicable to the trustees/directors of each of the ING Funds (the “ING Funds Directors”). In the event one or more ING Funds Directors are deemed to be an Interested Person (as that term is defined under the Investment Company Act of 1940 (“IC Act”) of an ING Fund), such Interested Person shall be considered an Employee for purposes of the personal trading requirements included in this Code.

All Employees and ING Funds Directors (collectively, referred to as “Covered Persons”) will be provided with a copy of this Code upon employment with the ING Entities or appointment and notified when any material amendments are made to the Code.

The Code is not intended to supersede or otherwise replace the ING Americas Code of Conduct. All of the policies and guidelines contained in the ING Americas Code of Conduct shall remain in full force and effect as to Employees.

B.	Statement of Fiduciary Standards

A fiduciary is a person or organization that manages money or property for another, usually a client, and, as a result, has a legal duty to act in the best interests of that client. This Code is based on the overriding principle that the Employees have a fiduciary duty to firm clients, including the ING Funds, while the ING Funds Directors have a fiduciary duty only to the ING Funds. Accordingly, Covered Persons shall conduct their activities in accordance with the following standards:

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1             Clients’ Interests Come First. In the course of fulfilling their duties and responsibilities, Covered Persons must at all times place the interests of the clients (or, in the case of the ING Funds Directors, the ING Funds) first. In particular, Covered Persons shall avoid putting their own personal interests ahead of the interests of a client.

2             Conflicts of Interest Shall Be Avoided. Covered Persons must avoid any situations involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to, in the case of an Employee, an ING Entity or a client of an ING Entity, or in the case of an ING Fund Director, the ING Funds.

3             Compromising Situations Shall Be Avoided. Covered Persons shall never take advantage of their position of trust and responsibility. Covered Persons must avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of clients.

All activities of Covered Persons shall be guided by, and adhere to, these fiduciary standards. The remainder of this Code sets forth specific rules and procedures that are consistent with these fiduciary standards. However, all activities by Employees are required to conform to these standards regardless of whether the activity is specifically covered in this Code. Any violation of the Code by an Employee may result in penalties that could include reprimand, suspension, fines, and termination of employment with one or more ING Entities.

C.	Duty of Confidentiality

Covered Persons must keep confidential any non-public information regarding ING, an ING Fund, any client or any entity whose securities they know or should know are under investment review by a portfolio management team acting on behalf of an ING Entity. Covered Persons have the highest fiduciary obligation not to reveal confidential information of any nature to any party that does not have an explicitly clear and compelling need to know such information.

D.	Covered Persons’ Duty to Comply with Federal Securities Laws

ING Entities’ activities are governed by the federal securities laws, including the Investment Advisers Act of 1940 and the IC Act. Covered Persons are expected to adhere to the federal securities laws, whether or not the activity is specifically covered in this Code.

E.	Prohibitions on Insider Trading

1             Trading on Knowledge of Clients’ Activities. Covered Persons are prohibited from taking advantage of their knowledge of recent or impending research generated by the firm or securities activities of clients. In particular, Covered Persons are prohibited from trading (purchasing, selling or disposing in any manner, including by gift, directly or indirectly) any security when they have actual knowledge that the security is being purchased or sold, or considered for purchase or sale, on behalf of a client account. This prohibition applies to all securities in which a Covered Person has acquired, or will acquire, “beneficial ownership.” For these purposes, a Covered Person is considered to have beneficial ownership in all securities over which the Covered Person enjoys economic benefits substantially equivalent to ownership (for example, securities held in trust for the person’s benefit), regardless of who is the registered owner.

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2             Trading on Knowledge of Material Non-Public Information. All Covered Persons are prohibited from taking personal advantage of their knowledge of material non-public information, particularly buying or selling any security while in the possession of material non-public information about the issuer of the security. The Code also prohibits Covered Persons from communicating to outside parties any material non-public information about any security or the company that issues the security.

(a)	Identifying Material Non-Public Information.

Material Information. Information is material when there is a substantial likelihood that a reasonable investor would consider it important when making investment decisions. Generally, this is information that, if disclosed, would have an effect on the price of a company’s securities.

Material information often relates to a company’s results and operations, including dividend changes, earnings results, changes in previously released estimates, merger or acquisition proposals, major litigation, liquidity problems and management developments. Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may also be deemed material.

Unfortunately, there is no simple test to determine when information is material. You are encouraged to direct any questions to the ING IM Compliance Department.

Non-Public Information. Information is considered public when it has been circulated broadly to investors in the marketplace. Tangible evidence of such circulation is the best indication that the information is public. For example, information can be considered public when it has been made available through a public filing with a regulatory body, or through a mainstream media source such as The Wall Street Journal.

(b)	Reporting Material Non-Public Information. Before executing any trade for yourself or a client, you must determine whether you have knowledge of any material non-public information. If you think you might have such knowledge, you must:

•	Report the information and proposed trade immediately to the ING IM Compliance Department;

•	Refrain from trading in the security on behalf of yourself or clients;

•	Refrain from communicating the information to anyone outside or inside of the ING Entities other than the ING IM Compliance Department.

The ING IM Compliance Department, in consultation with Legal, will determine whether the information is material and non-public and, if so, what actions need to be taken.

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3.	Disciplinary Sanctions. Trading securities while in the possession of material non-public information, or improperly communicating that information, may expose you and the ING Entities to stringent penalties, including fines, suspensions and imprisonment. Regardless of whether a government inquiry occurs, the ING Entities view seriously any violations of this Code.

F.	Additional Personal Trading Restrictions

The restrictions of this section apply to all Employees and to accounts over which they have the authority to make investment decisions, for all transactions involving securities.

1.	Pre-Clearance of Securities Transactions. Except for the transactions listed below, approval must be obtained from the ING IM Compliance Department before entering an order to buy or sell or transfer securities by gift. An approval to trade is only valid on the day it is received (note: such approvals terminate at 4 p.m. Eastern Time on the date such request is received). If you receive an approval and do not complete the trade that same day, you must seek pre-clearance to complete the trade the next (or any subsequent) day. Except as noted below, an approval must be received for every transaction.

The ING Entities utilize a vendor system to process personal trading. All preclearance requests shall be made via the system, which can be accessed at: https://iim.ptaconnect.com/pta/pages/index.jsp

Employees assigned portfolio management or trading responsibility are prohibited from knowingly buying or selling the same security traded in an associated client account for a period of 15 days (7 days prior to the client trade and 7 days after the client trade).

2.	Exceptions to Pre-Clearance of Securities Transactions.

•	Direct obligations of the Government of the United States;

•	High quality short-term debt instruments, including

bankers’ acceptances, bank certificates of deposit,

commercial paper, money market securities and

repurchase agreements;

•	Shares of open-end funds, including ING Fund

Shares, which includes those in ING’s 401(k) plan

(as defined in Section G, below);

•	Transactions in accounts over which an Employee has no

direct or indirect control or influence (managed or

discretionary accounts);

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•	Transactions under any incentive compensation plan

sponsored by the ING Entities or its affiliates;

•	Transactions made through an automatic payroll deduction

or similar program (excluding Self Directed Brokerage

Accounts) where the timing of purchases and sales is

controlled by someone other than the Employee;

•	Transactions which are part of an automatic dividend

reinvestment or similar plan where the timing of purchases

and sales is controlled by someone other than the

Employee; and

•	An exercise of pro-rata rights issued by a company to all

the holders of a class of its securities.

•	On any given day, transactions involving 100 shares or less

(per account) of common stock issued by companies

included in the S&P 500 Index.

•	On any given day, transactions involving 100 shares or less (per account) of Exchange-Traded Funds.

While the securities transactions noted above may not need to be pre-cleared, they may need to be held and reported in accordance with the reporting requirements set forth in Section H., below.

3.	Prohibition on Initial Public Offerings. Employees are prohibited from acquiring securities in initial public offerings.

4.	Restrictions on Private Placements. Employees are prohibited from acquiring non-public securities (a private placement) without the prior approval of the ING IM Compliance Department. If an Employee is granted permission to make such a personal investment, that Employee will not (except in the case of a private investment company in which the Employee participates in the investment decision-making process) participate in any consideration of whether clients should invest in the same issuer’s public or non-public securities.

5.	Prohibition on Short-Term Trading Profits. Employees are prohibited from profiting from the purchase and sale, or sale and purchase, of the same (or related) securities or exchange–traded funds as well as shares of ING open-end funds. In the event that he or she realizes profits on such short-term trades, they may be required to disgorge the profit.

Holding period requirements are as follows:

•	Shares of securities (including, individual stocks, bonds, closed-end funds,

derivatives, etc.) must be held for 60 calendar days from the purchase date.

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•	Shares of exchange-traded funds must be held for 30 calendar days from the purchase date.

•

Shares of ING open-end funds (including 401 k transactions) must be held for 30 calendar days from the purchase date. Note: The 30 day holding period for shares of ING open-end mutual funds is measured from the time of the most recent purchase of the shares of the relevant ING Fund.

6	Transactions by Shared Employees. The ING Entities have enlisted certain portfolio management personnel employed by affiliated investment advisers of the ING Entities (“Shared Employees”). Such Shared Employees generally offer recommendations regarding potential securities transactions to ING Entities’ advisory personnel in connection with client accounts. Shared Employees are generally not required to comply with the reporting and certification requirements described below or to pre-clear their personal securities transactions with the ING IM Compliance Department, as long as they are subject to an affiliate’s code of ethics and the ING IM Compliance Department has access to their records.

7	Prohibition of Short Selling ING Securities. Employees are prohibited from shorting any securities issued by ING Groep N.V. (“ING Securities”), either directly or indirectly, including the use of derivatives transactions. For avoidance of doubt, this prohibition includes writing a covered call option against ING Securities.

8	Prohibition of Trading in ING Securities during the “Closed Period”. Employees are prohibited from trading ING Securities, including the ING Market Stock Fund and the ING Leveraged Stock Fund in ING’s 401k Plan, during the “Closed Period for ING’s Financial Instruments” as set forth by ING Groep N.V. The Closed Periods are set forth on the vendor system utilized to process personal trading requests, which can be accessed at: https://iim.ptaconnect.com/pta/pages/index.jsp

G.	TRANSACTIONS IN ING FUND SHARES

The following restrictions and requirements apply to all purchases and sales of shares of open-end funds issued by ING Funds other than money market and short-term bond funds (“ING Fund Shares”) and all holdings of ING Fund Shares by Covered Persons, including those in which they have a beneficial ownership interest, except as provided below.

These restrictions and requirements do not apply to purchases of ING Fund Shares through (1) an automatic dividend reinvestment plan or (2) through any other automatic investment plan, automatic payroll deduction plan, or other automatic plan approved by the ING IM Compliance Department.

Compliance with Prospectus.

All transactions in ING Fund Shares must be in accordance with the policies and procedures set forth in the Prospectus and Statement of Additional Information for the relevant Fund, including but not limited to the Fund’s policies and procedures relating to short term trading and forward pricing of securities.

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Additional Restrictions

Certain Covered Persons may be considered insiders to an ING exchange traded closed-end fund. In such cases, these persons will be notified of their status as well as advised of additional restrictions imposed on them and their ability to transact in such ING exchange traded closed-end fund.

Solely to facilitate compliance with timely Form 4 and 5 filing requirements with the Securities and Exchange Commission, all such insiders must submit a written report of any transaction involving an ING Fund that is a closed-end investment company on the trade date of such transaction to the ING IM Compliance Department.

H.	Reporting Requirements

1.	Disinterested Directors/Trustees

ING Funds Directors who are not deemed to be “interested persons” (as that term is defined under the IC Act) of an ING Fund, its investment adviser or the adviser’s affiliate (the “Disinterested Directors”) must submit a quarterly report containing the information set forth in paragraph 2, below, only with respect to those transactions for which such person knew or, in the ordinary course of fulfilling his or her official duties as a Disinterested Director, should have known, that during the 15-day period immediately before or after the Disinterested Director’s transaction in securities that are otherwise subject to the reporting requirements described herein, an applicable ING Fund had purchased or sold the security at issue or that an investment adviser or sub-adviser for an applicable ING Fund had considered purchasing or selling such security.

2.	Employees (including Interested Directors)

Personal Securities Holdings and Transactions. The requirements of this section apply to all Employees for all holdings and transactions involving securities in which the Employee acquired, or will acquire, beneficial ownership (economic benefits equivalent to ownership, such as securities held in trust for the Employee’s benefit, regardless of who is the registered owner).

However, these reporting requirements do not apply to holdings or transactions involving the following excluded securities:

•	direct obligations of the Government of the United States;

•	high quality short-term debt instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, money market securities and repurchase agreements; and

•	shares of open-end mutual funds that are not managed by the ING Entities or their affiliates.

a.	Initial Disclosure of Personal Holdings. Employees are required to disclose all their personal securities holdings to the ING IM Compliance Department within 10 days of commencing employment with an ING Entity or appointment with an ING Fund.

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b.	Securities Transaction Records. Employees should be aware that the ING Entities maintain a list of designated broker-dealers with whom Employees may maintain a brokerage account. Employees shall notify the ING IM Compliance Department if they intend to open, or have opened, a brokerage account. If requested, Employees shall direct their brokers to supply Compliance with duplicate confirmation statements of their securities transactions and copies of all periodic statements for their accounts.

c. Quarterly Account and Transaction Reports. Employees are required to submit a report listing their securities transactions made during the previous quarter within 30 days of the end of each calendar quarter and of the end of each calendar quarter and

d. Annual Holdings Report. Employees are required to submit a report listing all securities held as of December 31 of the year reported within 30 days of the end of the calendar year.

e. Information to be Reported. Employees are required to provide the following information when submitting reports as required by a. through d., above:

i.	Initial and Annual Holdings Reports must include the:

•	title or description and type of security, the exchange ticker symbol or CUSIP number, the number of shares or principal amount of each security;

•	broker-dealer or bank where accounts are held; and

•	date the report is submitted.

ii.	Quarterly Transaction Reports must include the:

o	title or description and type of security, the exchange ticker symbol or CUSIP number, the number of shares and principal amount of each security (as well as the interest rate and maturity date, if applicable);

o	trade date and type of transaction (i.e. buy, sell, open, close, etc.);

o	price of the security;

o	broker-dealer or bank account through which the transaction was effected; and

o	date the report is submitted.

f. All reports, other than the Initial Disclosure of Personal Holdings, shall be made via the vendor system the ING Entities utilize, which can be accessed at: https://iim.ptaconnect.com/pta/pages/index.jsp

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3.	Employees (excluding Interested Directors)

Receipt of Gifts. No Employee may receive any gift or other favor from any one person or entity doing business with the ING Entities in contravention of the ING IM Gift & Entertainment Policy. Employees who receive a gift from any person or entity that raises potential issues under the ING IM Gift & Entertainment Policy must immediately contact the ING IM Compliance Department to determine the proper handling of such gift. Employees should refer to the ING IM Gift & Entertainment Policy.

Outside Activities. Employees are expected to devote their full business day to the business of the ING Entities. In addition, no one may make use their position as an Employee, make use of information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the Employee’s personal interests and the interests of the ING Entities or their clients. All Outside Activities requests shall be submitted via the vendor system the ING Entities utilize, which can be accessed at https://iim.ptaconnect.com/pta/pages/index.jsp.

To assist in ensuring that such conflicts are avoided, an Employee must obtain the written approval of the Employee’s supervising manager and the ING IM Compliance Department prior to an Employee personally:

•

Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family-owned businesses and charitable, non-profit and political organizations;

•

Forming or participating in any stockholders’ or creditors’ committee (other than on behalf of ING Entities) that purports to represent security holders or claimants in connection with a bankruptcy or distressed situation or in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest; or

•	Making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies.

In addition, every Employee of the ING Entities must obtain the written approval of their supervisor and the ING IM Compliance Department prior to:

•

Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than the ING Entities, whether as a fee, commission, bonus or other consideration such as stock, options or warrants;

•	Accepting a second job of any kind or engaging in any other business outside of the ING Entities; or

•	Participating as a plaintiff, defendant or witness in any non-family related litigation or arbitration.

Every Employee is also required to disclose to the ING IM Compliance Department if any of their immediate family members (their spouse or any of their parents, siblings or children) hold

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positions as directors or executive officers of any public company. Limitations may be placed on an Employee’s investment activities in the event an Employee’s immediate family member holds such a position.

Similarly, every Employee is required to maintain the data reported in connection with an outside activity and notify the ING IM Compliance Department in the event of any change to the employee’s outside activity after initial approval.

4.	Covered Persons

Certification of Compliance. All Covered Persons are required to certify to the ING IM Compliance Department annually, or whenever this Code is materially amended, that they have:

•	read and understand the provisions contained in the Code;

•	complied with all the requirements of the Code; and

•	reported all transactional information required by the Code.

I.	The ING Entities’ Duty of Confidentiality

All information submitted by a Covered Person to the ING IM Compliance Department pursuant to this Code will be treated as confidential information. It may, however, be made available to senior management, governmental and securities industry agencies with regulatory authority over the ING Entities, as well as to ING Funds Directors, and each of their auditors and legal advisors, as appropriate.

J.	Violations of the Code

Covered Persons are required to report any known or suspected violations of the Code to the ING IM Compliance Department immediately. An Employee who violates this Code or fails to report a violation of the Code may be subject to sanctions. For example, if the same security is purchased or sold on the same day by an Employee, the Employee may be required to donate the difference to charity. In addition, any Employee that violates the code’s pre-clearance or transaction reporting provisions may also be suspended from further trading for a period.

K.	Exceptions to the Code

Exceptions to the Code will only be made under extraordinary circumstances. No exception may be granted for those sections of the Code that are mandated by regulation.

An exception may be made only upon prior request, and no exception will be granted subsequent to a violation of the Code. To be granted an exception to the Code, a written request regarding the nature of the exception must be made and submitted to ING IM’s

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Compliance Department and approved by a member of ING IM’s Management Committee. Any exceptions to the Code shall be reported to the Chief Compliance Officer of the ING Funds and the Boards of Directors/Trustees of the ING Funds.

Any exceptions to the Code shall be reported to the Chief Compliance Officer of the ING Funds and the Boards of Directors/Trustees of the ING Funds.